Registration No. 333-120495
MTN No. 600 Rule 424(b)(2)
PRICING SUPPLEMENT No. 5 Dated May 3, 2005 (To Prospectus dated December 17, 2004)
$10,000,000,000
HSBC F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $265,000,000
Denomination Size: USD 5,000 minimum denomination USD 1,000 integral multiple thereafter
Price to Public: 100%	Proceeds to HSBC: 99.91%
Issue Date: May 10, 2005	Stated Maturity: May 9, 2008
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on May 6, 2005
Interest Rate Basis: LIBOR Telerate
Index Maturity: One Month
Spread or Spread Multiplier: Plus .145% (+14.5 basis points)

Interest Payment Dates: Monthly on the 9th of each month, commencing June 9, 2005, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: The Second New York and London Business Day prior to each Interest Payment Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$236,115,000	DTC 2467
Barclays Capital Inc.	$8,745,000
Calyon Securities (USA) Inc.	$8,745,000
Deutsche Bank Securities Inc.	$8,745,000
Mellon Financial Markets, LLC	$2,650,000

Agent's Discount or Commission: .09%	CUSIP: 40429JAE7